Exhibit 99.1

May 21, 2002
CONTACTS:
Marti Charpentier	William Bartkowski
Vice President, Finance	BlueFire Partners
Analysts International Corporation	(612) 344-1012
3601 West 76th Street
Minneapolis, MN 55435
(952) 835-5900
mcharpentier@analysts.com

Analysts International Completes Sale of Headquarters Building

Transaction Results in Reduced Debt, Providing Greater Operational Flexibility

MINNEAPOLIS, May 21, 2002 — Analysts International Corporation (Nasdaq: ANLY) today announced that it has completed the previously disclosed sale of its corporate headquarters building to Centennial Lakes III, LLC.  Under the terms of the $18.0 million transaction, Analysts International received $16.5 million in cash at closing and could receive up to $1.5 million in rent reductions or renewal premiums.  The Company will take a pre-tax loss of approximately $1.8 million on the sale in the current quarter.

Michael J. LaVelle, President and Chief Executive Officer, stated, “The completion of this transaction provides us with increased operational flexibility and working capital.  This transaction helps to position us to be a strong and serious competitor in all of our business lines in a market that we believe will strengthen throughout the balance of the year.”

About Analysts International

Headquartered in Minneapolis, Analysts International (Nasdaq: ANLY) is a diversified IT services company. In business for more than 35 years, the company has sales and customer support offices in the United States and Canada. Lines of business include the Sequoia Services Group, which provides business solutions and network infrastructure services; Managed Services Group, which provides a comprehensive range of outsourced business functions; and IT Supplemental Resources, which provides high demand resources for supporting a client’s IT staffing needs. In 2001, ComputerWorld named the Company one of the best 100 places for IT professionals to work and Microsoft Corporation named Analysts International its worldwide winner of the top IT Infrastructure Solution. For more information, visit the company Web site at http://www.analysts.com.

Statements contained herein, which are not strictly historical fact, are forward-looking statements.  Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements.   Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on the Company’s current expectations relating to future revenues, earnings,  results of operations and future sales or growth.  The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, compliance with the terms of its line of credit and other similar factors.  For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Condition, Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ending December 31, 2001, which is hereby incorporated by reference and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.